Exhibit 99.1

Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919
NASD OTCBB: SNMD	Sun New Media Adjusts Acquisition of Key Assets from Sun Business Network	Nov. 3, 2005

Prime Zone, Diamond Bar, California, Nov. 3, 2005: Sun New Media Inc. (OTCBB: SNMD) ("SNMI") today announced plans to acquire the Sun Global Marketing Network ("SGMN"), formerly known as Asia Media PL, and other key media assets from Sun Business Network ("SBN"). The announcement reflects a major adjustment in the terms of a previously announced transaction between SBN and SNMI and replaces all previous agreements. Under the new terms, SNMI will receive exclusive sales and marketing rights to SGMN's portfolio of key business and lifestyle media assets and exclusive use of SGMN's global marketing network, significantly strengthening SNMI's position as the leading b2b interactive marketing services company in China.

In addition to increasing SNMI's revenues and profits, management believes the acquisition offers a number of critical strategic advantages to SNMI as it builds the largest b2b interactive marketing services group in China.

  In conjunction with SNMI's advanced distribution systems, SGMN's media assets will increase the "stickiness" and customer retention rates of SNMI's key b2b interactive marketing offerings.
  SGMN, through its offices in Beijing, Shanghai, and Singapore, and network of independent sales teams around the world, will serve as the sales and marketing arm for SNMI, bringing extensive experience, contacts, and global marketing expertise to the entire group.
  The acquisition will give SNMI 100% control of multiple e-publishing, online, and offline distribution and marketing channels, opening opportunities for SNMI to offer multi-platform, value-added advertising solutions to key advertisers and marketers.
  The acquisition gives SNMI exclusive access to all of SBN's past, present, and future content, providing an enormous content library to support the continued development of its b2b interactive marketing platform.

The agreement between SNMI and SBN consists of two packages, Package A and Package B. In Package A, SNMI will acquire exclusive rights to SBN's global marketing network, including exclusive marketing and sales rights for the entire advertising inventory of The China Business Post for a period of 20 years, with 60% of the revenue accruing to SNMI. Package A also includes exclusive marketing rights to the print edition of China Business Post, one of the leading weekly newspapers in China, and China Business Post on-line, with a guaranteed readership of at least 4 million by 2006. In addition, Package A includes Wine and Dine and Wine and Dine China, two fashionable lifestyle publications distributed at newsstands throughout China and South East Asia.

Package B includes two key assets, the Wide Angle Press ("WAP") and the Observer Star. WAP is a monthly magazine with a thirty-year history covering defense, politics and current affairs, and boasting a readership that includes some of China's top policy and decision makers. WAP has been profitable since SBN acquired it in April of 2004. The Observer Star is a Hong Kong-based community newspaper also with a history of more than 30 years. Published fortnightly, it has a circulation of over 180,000 and has been profitable since SBN acquired it in July of 2004.

Together the two packages have a deemed value of US$80 million. The valuation is based in part on a profit guarantee of US$4 million for the 12 months commencing January 1, 2006. As part of the agreement, SBN must provide a valuation report of the acquired assets and businesses prepared by an internationally recognized business valuator, wherein the valuation of those assets will not be materially less than US$80 million.

SNMI will pay for this transaction by issuing common stock of SNMI subject to SBN meeting performance milestones based on the profit guarantee, as well as other terms and conditions. Payment of the shares will be allotted and issued to SBN as follows:

  5,340,000 shares on date of completion
  8,010,000 shares within six months of the date of completion
  13,350,000 shares within 30 days from the date of receipt of the audited financial statements for the twelve months ended December 31, 2006.
  Total potential issuance of: 26.7 million shares

SBN has agreed to compensate SNMI for any shortfall of after tax profit of US$4 million, and at SNMI's discretion, may request SBN to make up any such shortfall by:

  Providing SNMI with cash, subject to a maximum of US$4 million, or
  Adjusting the number of SNMI common shares SBN is entitled to by US$20.00 for every US$1.00 of shortfall, subject to a maximum of 13,350,000 SNMI shares.

In the event that the acquired assets profit after tax during the twelve-month period exceeds US$4 million, the parties have agreed that the actual shares of SNMI to be paid to SBN will be increased by such number of SNMI common shares, based on US$20.00 for every US$1.00 of profit after taxes in excess of US$4 million at an issue price of US$3.00 per SNMI common share with a cap of 6,333,333 SNMI shares.

The transaction is subject to approval of SNMI and SBN shareholders, the entering of the agreement concerning the restricted shares of SNMI to be issued in the transaction, and customary terms and conditions, including regulatory and third party approvals.

This may be deemed as a Related Party Transaction and therefore, certain managers and insiders will abstain from voting on this transaction.

About Sun New Media

Sun New Media Inc (SNMI) is China's first integrated, interactive business-to-business marketing services company for consumer products companies and their channel and distribution partners. With a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions, SNMI is poised to dominate China's multi-billion dollar business-to-business (b2b) multimedia services market.

For more information on Sun New Media Inc., visit the Company's website at: http://www.sunnewmedia.net

Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect" "plan" "anticipate" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.